Exhibit 99.1

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG appoints Anne M. Foulkes as senior vice president, general counsel and secretary

PITTSBURGH, July 20, 2018 - PPG (NYSE:PPG) today announced the appointment of Anne M. Foulkes, currently vice president, associate general counsel and secretary, as senior vice president, general counsel and secretary, effective Aug. 1. She will immediately join the company’s operating and executive committees, reporting to PPG chairman and CEO, Michael H. McGarry. In this role, Foulkes will succeed Glenn Bost, current senior vice president and general counsel, who has announced his intent to retire. Effective Aug. 1, Bost will serve as senior vice president, law, compliance and special projects, to ensure a smooth transition of general counsel responsibilities and oversee certain projects for the company.

Foulkes joined PPG in 1995, initially supporting the chemicals group on commercial and contract matters. Since that time, she has worked in a number of roles of increasing responsibility, including providing legal support to all of the company’s business units and the environment, health and safety (EHS) function. She also served as counsel for the corporate development group, providing legal support for global acquisition and divestiture activities. In 2005, Foulkes was promoted to corporate counsel with responsibility for all commercial, antitrust, labor and employment, and intellectual property legal matters for the aerospace, architectural coatings, automotive refinish, and performance and marine coatings businesses. In 2010, she was named assistant general counsel; in 2011, assistant general counsel and secretary; and in 2016, to her current position.

As vice president, associate general counsel and secretary, her responsibilities included leading and managing legal support for the commercial, antitrust, corporate development, labor and employment, and intellectual property matters for all PPG strategic business units, the Latin America region, securities, finance and corporate governance matters and the global supply management group.

Prior to joining PPG, Foulkes was a litigation attorney with the law firm of Eckert, Seamans, Cherin & Mellott, in Pittsburgh. She earned a bachelor’s degree from Tufts University and a law degree from The Dickinson School of Law. She is a member of the Association of Corporate Counsel and the Allegheny County Bar Association, and serves on the board of the Greater Pittsburgh Community Food Bank. She is also the executive sponsor of PPG’s Diversity and Inclusion Leadership Council.

“Anne’s extensive background within various PPG functions and business units will be valuable in this important leadership position,” said McGarry. “We thank Glenn for his many contributions during his 33-year career with PPG. He provided legal counsel for virtually every PPG merger and acquisition transaction over the past 15 years, and was a valued confidant for many leaders within the organization.

His leadership extended beyond legal counsel as a valued member of the company’s operating and executive committees.”

Bost joined PPG’s legal department in Pittsburgh in 1985, and supported a variety of functions in the United States, Asia-Pacific region and Canada before being promoted in 1995 to general counsel, PPG Europe, for which he relocated to Paris. In 1997, Bost returned to Pittsburgh as corporate counsel, transactions. He was named assistant general counsel, operations, in 2000, with initial responsibility for PPG’s commercial, labor and employment, and European attorneys, and then later added responsibility for the company’s litigation, intellectual property, and EHS attorneys. Bost was appointed associate general counsel, operations, in 2005, leading legal support for PPG’s corporate operations, and he was named vice president in 2006. He became senior vice president and general counsel, and joined PPG’s executive and operating committees in 2010.

Bost holds a bachelor’s degree at Cornell University and a law degree at Ohio State University, where he made the Law Review. He also completed a program in international law at the Parker School of Foreign and Comparative Law, Columbia University. He is a member of the American Bar Association and American Corporate Counsel Association, and sits on the boards of directors of the National Association of Manufacturers (NAM) and the Pittsburgh Zoo & PPG Aquarium.

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